EXHIBIT 97.1
Restaurant Brands International Inc.

Amended and Restated
Executive Officer Compensation Clawback Policy

Effective November 30, 2023

Purpose and Effectiveness

This Executive Officer Compensation Clawback Policy describes the circumstances under which Executive Officers of Restaurant Brands International Inc. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return to the Company certain incentive compensation in the event of a restatement of the Company’s financial results.

This Policy shall apply to any Incentive-Based Compensation received or deemed received on or after October 2, 2023. Each Executive Officer of the Company shall sign an Acknowledgement and Agreement to the Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs.

Accounting Restatement

In the event of a restatement (an “Accounting Restatement”) of the Company’s financial results in the circumstances prescribed in Section 303A.14 of New York Stock Exchange Listed Company Manual (the “NYSE Rule”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall promptly determine the amount of any Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts (“Erroneously-Awarded Compensation”) for each Executive Officer in connection with such Accounting Restatement. The Company shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment or return, as applicable.

For purposes of this Policy:

“Executive Officer” means an individual designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934 by the Board of Director and who served as such at any time during the three fiscal years preceding the Accounting Restatement as further defined in the NYSE Rule.

“Incentive-Based Compensation” and “Financial Reporting Measures” shall have the meanings ascribed to such terms in the NYSE Rule.

This policy only applies to Incentive-Based Compensation and only to the extent such Incentive-Based Compensation was Received (as defined in the NYSE Rule) in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained (even if the payment or grant occurs after the fiscal period) to the extent Received on or after October 2, 2023, and for periods described in the NYSE Rule. Any Incentive-Based Compensation Received prior to such period shall be subject to the Company’s prior Executive Compensation Clawback Policy that became effective on January 1, 2017, which policy is otherwise superseded by this Policy.

For purposes of this Policy, Incentive-Based Compensation excludes:

•Base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);
•Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;
•Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;
•Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and

EXHIBIT 97.1
•Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

Calculation of Erroneously-Awarded Compensation

“Erroneously-Awarded Compensation” shall be computed as follows, without regard to any taxes paid:

(a)with respect to cash awards, the difference between the amount of the cash award that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)with respect to cash awards paid from bonus pools, the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)with respect to equity awards, (i) if the shares, options or SARs are still held at the time of recovery, the number of such securities Received in excess of the number that should been Received applying the restated Financial Reporting Measure (or the value in excess of that number); (ii) if the options or SARs have been exercised, but the underlying shares have not been sold, the number of shares underlying the excess options or SARs (or the value thereof); and (iii) if the underlying shares have already been sold, then the Committee shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

(d)for Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee shall maintain documentation of the determination of that reasonable estimate to be provided in accordance with the NYSE Rule).

Recovery of Erroneously-Awarded Compensation

Once the Committee has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Executive Officer, the Committee shall take all necessary actions to recover such amounts. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)with respect to cash awards, the Committee shall either (i) require the Executive Officer to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such other form of consideration approved by the Committee) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, direct the Company to enter into an agreement (in a form reasonably acceptable to the Committee) with the Executive Officer for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Executive Officer (a “Repayment Agreement”).

(b)with respect to those equity awards that have not yet vested, the Committee shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)with respect to those equity awards that have vested and the underlying shares have not been sold, the Committee shall take all necessary action to cause the Executive Officer to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Executive Officer has sold the underlying shares, the Committee shall either (i) require the Executive Officer to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such other form of consideration approved by the Committee) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, direct the Company to enter into a Repayment Agreement with the Executive Officer.

EXHIBIT 97.1
To the extent that an Executive Officer fails to repay all Erroneously-Awarded Compensation to the Company when due under this Policy, the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Executive Officer.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if the conditions set forth in the NYSE Rule are met and the Committee has made a determination that recovery would be impracticable.

Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

No Indemnification

The Company shall not indemnify any Executive Officer against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Executive Officers for premiums, for any insurance policy to fund such Executive Officer’s potential recovery obligations.

Administration

The Committee has the sole discretion to administer this Policy, subject to applicable law. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive. This Policy and any terms used in this Policy shall be construed in accordance with any Securities and Exchange Commission (“SEC”) regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the NYSE Rule.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The Board may terminate this Policy at any time. Notwithstanding anything in this paragraph to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

Other Recoupment Rights; No Additional Payments

This Policy shall be construed in accordance with the NYSE Rule, and the Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or any other agreement entered into on or after the date this Policy is adopted by the Board shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to the

EXHIBIT 97.1
terms of the Company’s prior Executive Compensation Clawback Policy that became effective on January 1, 2017 (for compensation received prior to October 2, 2023) any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company, which policy is otherwise superseded by this policy. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT 97.1
Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT
TO THE
EXECUTIVE OFFICER CLAWBACK POLICY
OF
RESTAURANT BRANDS INTERNATIONAL INC.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Restaurant Brands International Inc.’s Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Name

Date